Exhibit 4-a-9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2019, Rockwell Automation, Inc. (“we”, “us”, “our”, “Rockwell Automation” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our restated certificate of incorporation and our amended and restated by-laws. The summary is not complete, and is qualified by reference to our restated certificate of incorporation and our amended and restated by-laws, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Shares of Capital Stock

We are authorized to issue:

•	1,000,000,000 shares of common stock with a par value of $1 per share, which are of a class designated Common Stock (“Common Stock”);

•
100,000,000 shares of common stock with a par value of $1 per share, which are of a class designated Class A Common Stock (“Class A Common Stock” and, together with the Common Stock, the “Rockwell Common Stock”); and

•
25,000,000 shares of preferred stock, without par value, which are of a class designated Preferred Stock, of which 2,500,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”).

The authorized shares of Rockwell Common Stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

There are no shares of Class A Common Stock or preferred stock outstanding.

The outstanding shares of our Common Stock are fully paid and nonassessable.

Listing

Our Common Stock is listed on the New York Stock Exchange and trades under the symbol “ROK”.

Transfer Agent

EQ Shareowner Services is the transfer agent for our Common Stock.

Rockwell Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock outstanding in the holder’s name and each holder of Class A Common Stock is entitled to ten votes for each share of Class A Common Stock outstanding in the holder’s name. Except as otherwise provided in our restated certificate of incorporation or required by law, holders of Common Stock and Class A Common Stock vote on all matters (including the election of directors) together as one class and together with any other series or class of our stock accorded that class voting right. No holder of Rockwell Common Stock is entitled to cumulate votes in voting for directors.

The affirmative vote of the holders of a majority of the Common Stock and Class A Common Stock, each voting separately as a class, is required to (i) authorize additional shares of Class A Common Stock, (ii) modify or eliminate the provision of our restated certificate of incorporation that prohibits any further issuance of Class A Common Stock after the distribution of shares of Class A Common Stock to the holders of Class A Common Stock of the former Rockwell International Corporation, subject to certain exceptions, or (iii) adopt any amendment to our restated certificate of incorporation that alters or changes the designations or powers or the preferences, qualifications, limitations, restrictions or the relative or special rights of either the Common Stock or the Class A Common Stock so as to affect the holders of shares of such class adversely.

Subject to the rights of the holders of any series of our preferred stock or any other series or class of stock, as provided in our restated certificate of incorporation (or any applicable certificate of designation), any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

The affirmative vote by the holders of at least 80 percent of the voting power of the Voting Stock, voting together as a single class, is also required to approve, among other things, (i) certain sales, mergers, consolidations, reclassifications or other business combinations (as further described below) and (ii) amendments or repeals of certain provisions of our restated certificate of incorporation, including those related to (A) the number of directors serving on our board of directors, (B) our classified board of directors, (C) removal of directors by our shareowners for cause, (D) the manner in which our restated certificate of incorporation and amended and restated by-laws may be amended, altered or repealed or (E) the procedures for calling a special meeting of shareowners and the prohibition on our shareowners acting by written consent.

Dividends

Holders of Rockwell Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. Dividends may not be paid on Rockwell Common Stock unless all accrued dividends on our preferred stock, if any, have been paid or declared and a sum sufficient for the payment thereof set aside. Dividends or distributions are paid or made equally to holders of Common Stock and Class A Common Stock, as if a single class, except that if any dividend is declared in shares of Common Stock or Class A Common Stock, that dividend payable on shares of Common Stock will be payable in shares of Common Stock and that dividend payable on shares of Class A Common Stock will be payable in shares of Class A Common Stock.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, after the payment or setting apart for payment to the holders of any outstanding preferred stock of the full preferential amounts to which those holders are entitled, all of our remaining assets will be distributable in equal amounts per share to the holders of Rockwell Common Stock.

Other Rights and Preferences

No holder of shares of Class A Common Stock may transfer such shares or any interest therein except to such holder’s spouse, certain other relatives of such holder, certain trusts established for the benefit of, partnership comprised solely of, or corporations wholly owned by, the holder or such relatives, charitable organizations controlled by the holder or such holder’s family members and to employees of Rockwell Automation upon distribution from an employee benefit or employee stock ownership plan.

Class A Common Stock is convertible, at all times and without cost to the holder, into Common Stock on a share-for-share basis. All shares of Class A Common Stock previously outstanding had converted into shares of Common Stock as of 1996.

Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of Rockwell Common Stock has any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell. Except as described above, the Rockwell Common Stock has no sinking fund, redemption or conversion provisions or exchange rights.

Preferred Stock

General

Our restated certificate of incorporation authorizes our board of directors to determine, with respect to any series of our preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•
the number of shares of the series, which number our board of directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares of the series then outstanding);

•
whether dividends, if any, will be cumulative or noncumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of that series will be cumulative;

•
the rate of dividends (or method of determining dividends) payable to the holders of the shares of the series, any conditions upon which those dividends will be paid and the date or dates or the method for determining the date or dates upon which those dividends will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•	amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation or dissolution of Rockwell Automation or winding up of our affairs;

•
whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Rockwell Automation or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which those shares will be convertible or exchangeable and all other terms and conditions upon which that conversion or exchange may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series.

Except as provided in our restated certificate of incorporation or in any applicable certificate of designation, the Rockwell Common Stock will have the exclusive right to vote for the election of directors and for all other purposes and holders of our preferred stock will not be entitled to receive notice of any meeting of shareowners at which they are not entitled to vote. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Rockwell Common Stock, without a vote of the holders of our preferred stock, or any series thereof, unless a vote of any of those holders is required pursuant to any applicable certificate of designation.

Series A Preferred Stock

Voting Rights

Each share of Series A Preferred Stock will be entitled to 100 votes per share. The Series A Preferred Stock votes together with the Rockwell Common Stock as one class on all matters submitted to a vote of our shareowners, except as otherwise provided in any applicable certificate of designation for any other class of our preferred stock or by law.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required to amend our restated certificate of incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect the holders thereof adversely.

Except as otherwise provided by law, the Series A Preferred Stock has no special voting rights, and except to the extent the Series A Preferred Stock is entitled to vote with the Rockwell Common Stock, the consent of the Series A Preferred Stock is not be required for taking any corporate action.

Dividends

Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, quarterly dividends equal to the greater of (i) $1 or (ii) 100 times the amount of cash dividends and 100 times the amount (payable in kind) of non-cash dividends or other distributions (other than stock dividends of Rockwell Common Stock) declared per share of Rockwell Common Stock. If at any time Rockwell Automation declares or pays a stock dividend payable in shares of Rockwell Common Stock, or effects a subdivision or combination or consolidation of shares of Rockwell Common Stock, then the amount to which holders of Series A Preferred Stock will be entitled under clause (ii) in the immediately preceding sentence will be adjusted in accordance with the antidilution provisions contained in our restated certificate of incorporation.

Dividends and distributions on the Series A Preferred Stock will be declared immediately after the declaration of the dividend or distribution on the shares of Rockwell Common Stock and will be payable quarterly on the second Monday of March, June, September and December in each year (a “Dividend Payment Date). In the event that no dividend or distribution is declared on the shares of Rockwell Common Stock, then a dividend of $1 per share of Series A Preferred Stock will be payable on the next Dividend Payment Date. Dividends on the Series A Preferred Stock will accrue and be cumulative and accrued and unpaid dividends will not bear interest.

If quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, until all accrued and unpaid dividends on the Series A Preferred Stock are paid in full, Rockwell Automation may not (i) declare or pay any dividend or distribution with respect to any stock ranking junior to the Series A Preferred Stock, (ii) declare or pay any dividend or distribution with respect to the any stock ranking on parity with the Series A Preferred Stock, other than pro rata distributions made on the Series A Preferred Stock and all of that parity stock, (iii)

redeem or purchase or otherwise acquire shares of any stock ranking junior to the Series A Preferred Stock (provided that Rockwell Automation may redeem or purchase or otherwise acquire shares of any of that junior stock in exchange for shares of any stock ranking junior to the Series A Preferred Stock) or (iv) redeem or purchase or otherwise acquire shares of any stock ranking on parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or publication to all holders of those shares upon such terms as our board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, will determine in good faith will result in fair and equitable treatment among the respective series or classes.

Rights Upon Liquidation

In the event of our liquidation, dissolution or winding up, no distributions will be made with respect to (i) any shares of stock ranking junior to the Series A Preferred Stock, unless the holders of Series A Preferred Stock have received an amount per share equal to $100 plus any dividends accrued but unpaid thereon, without interest, provided that those holders will be entitled to receive an amount per share equal to 100 times the amount to be distributed per share to holders of Rockwell Common Stock or (ii) any shares of stock ranking on parity with the Series A Preferred Stock, except for pro rata distributions made on the Series A Preferred Stock and all of that parity stock. If at any time Rockwell Automation declares or pays a stock dividend payable in shares of Rockwell Common Stock, or effects a subdivision or combination or consolidation of shares of Rockwell Common Stock, then the amount to which holders of Series A Preferred Stock will be entitled will be adjusted in accordance with the antidilution provisions contained in our restated certificate of incorporation.

Rights Upon Consolidation, Merger or Combination

If Rockwell Automation enters into any consolidation, merger, combination or other transaction in which shares of the Rockwell Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then each share of Series A Preferred Stock will at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) into which or for which each share of Rockwell Common Stock is changed or exchanged. If at any time Rockwell Automation declares or pays a stock dividend payable in shares of Rockwell Common Stock, or effects a subdivision or combination or consolidation of shares of Rockwell Common Stock, then the amount to which holders of Series A Preferred Stock will be entitled with respect to the exchange or change will be adjusted in accordance with the antidilution provisions contained in our restated certificate of incorporation.

Other Rights and Preferences

Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of Series A Preferred Stock has any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell.

Series A Preferred Stock is not redeemable and has no sinking fund, redemption or conversion provisions or exchange rights.

Business Combinations

Certain provisions described below that are contained in our restated certificate of incorporation and our amended and restated by-laws could render more difficult certain unsolicited or hostile attempts to take over Rockwell Automation. These provisions establish a classified board of directors whereby our directors are elected for staggered terms in office, permit newly created directorships resulting from any increase in the number of directors and any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause to be filled by affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board of directors, and not by our shareowners, require shareowners to provide advance notice of any shareowner nominations of directors or any proposal of new business to be considered at any meeting of shareowners, require a supermajority vote to remove a director or to amend or repeal our amended and restated by-laws or certain provisions of our restated certificate of incorporation, preclude shareowners from acting by written consent, preclude shareowners from calling a special meeting of shareowners (which may only be called by a majority of our board of directors) or bringing any business at a special meeting of shareowners, and include fair price provisions and other restrictions on certain business combinations.

“Fair Price” Provision

Our restated certificate of incorporation contains a “fair price” provision that applies to certain business combinations involving any person who beneficially owns (or is an Affiliate or Associate (each as defined in our restated certificate of incorporation) of Rockwell Automation and at any time within the two-year period immediately prior to the date in question owned) Voting Stock having 10 percent or more of the votes entitled to be cast by the holders of all then outstanding Voting Stock (an “Interested Shareowner”). The provision requires the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, to approve certain business combinations between the Interested Shareowner (or any Affiliate or Associate of any Interested Shareowner) and Rockwell Automation, including:

•	any merger or consolidation;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) involving our assets or securities or the assets or securities of any Interested Shareowner or any Affiliate or Associate of any Interested Shareowner having an aggregate fair market value of $25,000,000 or more;

•
the adoption of any plan or proposal for the liquidation or dissolution of Rockwell Automation proposed by or on behalf of an Interested Shareowner or any Affiliate or Associate of any Interested Shareowner;

•
any reclassification of securities (including any reverse stock split), or recapitalization of Rockwell Automation, or any merger or consolidation of Rockwell Automation with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareowner) that has the effect of increasing the proportionate share of any class or series of securities beneficially owned by any Interested Shareowner or any Affiliate or Associate of any Interested Shareowner; or

•	any agreement, contract, arrangement or other understanding providing for any of the foregoing actions.

The 80 percent voting requirement will not apply if:

•	the applicable business combination is approved by at least two-thirds of our Continuing Directors (as defined in our restated certificate of incorporation); or

•	the aggregate amount of consideration to be received per share by holders of Common Stock in the applicable business combination is at least equal to the higher of:

o
the highest per share price paid by or on behalf of the Interested Shareowner for any shares of Common Stock acquired beneficially by it within the two-year period immediately prior to the first public announcement of the proposal of the applicable business combination (the “Announcement Date”) or in the transaction in which it became an Interested Shareowner, whichever is higher, plus interest compounded annually from the date on which the Interested Shareowner became an Interested Shareowner (the “Determination Date”) through the date of the consummation of the applicable business combination (the “Consummation Date”), less the aggregate amount of any dividends paid per share of Common Stock from the Determination Date through the Consummation Date; or

o	the fair market value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and

•
the aggregate amount of consideration to be received per share by holders of shares of any class or series of our capital stock, other than the Common Stock, in the applicable business combination is at least equal to the highest of:

o
the highest per share price paid by or on behalf of the Interested Shareowner for any shares of such class or series acquired beneficially by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Shareowner, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date, less the aggregate amount of any dividends paid per share of such class or series from the Determination Date through the Consummation Date;

o	the fair market value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher; or

o
the highest preferential amount per share to which the holders of shares of such class or series would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, regardless of whether the applicable business combination to be consummated constitutes such an event.